INFORM  WORLDWIDE  HOLDINGS,  INC.

                                August 22, 2001

Securities and Exchange Commission
Washington,  D.C.  20549


          Re:  Inform Worldwide Holdings, Inc. ("Registrant")
              Withdrawal of "Exhibit Amendment No. 3" to Form SB-2
                Inadvertently filed on August 21,2001
              Commission  File No.  333-59062

Ladies and Gentlemen:

Please immediately withdraw from filing "Exhibit Amendment No. 3" to Form SB-2 (Commission File No. 333-59062) inadvertently filed by the Registrant as a post-effective amendment on August 21, 2001. The Registrant apologizes for any inconvenience this may have caused.


                                             Very  truly  yours,
                                             INFORM WORLDWIDE HOLDINGS, INC
                                             (Registrant)


                                             By:  /s/ Larry G.  Arnold
                                                  --------------------
                                                  Larry G. Arnold, CEO

cc:  Wolin & Rosen, Ltd."


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